Exhibit 10.23

AGREEMENT TO ASSIGN AGREEMENTS OF SALE
THIS AGREEMENT TO ASSIGN AGREEMENTS OF SALE (this "Agreement") is made and entered into as of this 12 day of November, 2013 (the "Effective Date"), by and between Setzer Properties XCW, LLC, a Kentucky limited liability company ("Seller"), and AR Capital, LLC, a Delaware limited liability company ("Buyer")
Background
WHEREAS, Seller as the assignee of rights to purchase under seven Real Estate Purchase Contracts (the "PSAs") described on Exhibit "Bl" with respect to properties leased by Con-Way Freight, Inc. a Delaware corporation ("Con-Way"), under that certain Purchase and Leaseback Contract made and entered into April 15", 2013 by and between Seller and Con-Way and attached hereto as "Exhibit B2"(the "Contract") which properties (the "Properties") are located in the cities of Salina, KS, Uhrichsville, OH, Vincennes, IN, Riverton, IL, Grand Rapids, MI, Aurora, NE, and Waite Park, MN, and described on Exhibits "Al" and "A2";
WHEREAS, Seller wishes to assign its rights under the PSAs and Contract to Buyer, or its assigns, which wishes to accept such assignments; and
WHEREAS, Seller and Buyer desire to enter into an agreement whereby Seller agrees to assign to Buyer, and Buyer agrees to assume from Seller, all of Seller's right, title and interest in and to the PSAs and Contract, all as set forth in more detail hereafter.
Now, therefore, intending to be legally bound hereby, Seller and Buyer hereby agree as follows:
1.Agreement to Sell and Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions of this Agreement, all of Seller's right, title, interest and obligations in and to the PSAs and Contract. On or before the date of Closing (hereinafter defined) of the purchases and sales under the PSAs and Contract, provided that this Agreement has not been terminated as provided herein, Seller shall assign to Buyer, and Buyer shall assume from Seller, all rights, title, interest and obligations of Seller in and to each of the PSAs and Contract by executing an Assignment and Assumption of Agreement of Sale in the form attached hereto as Exhibit C (the "Assignment") for each of the PSAs and Contract.
2.Purchase Price; Deposit.
(a)    The total amount to be paid by Buyer for the assignment from Seller of the PSAs and Contract shall be the difference between Twelve Million Two Hundred Sixty-five Thousand Five Hundred Sixteen Dollars ($12,265,516) (the "Gross Price") as allocated on Exhibit Al and the aggregate purchase price stated in the PSAs and Contract (the "Contract Price" and such differential hereinafter referred to as the "Purchase Price") both as set forth on

Exhibit Al. The Gross Price is based on a capitalization rate for the Leases (as defined below) of the Properties of 7.65% and total annual base rent ("Annual Net Rent") of $938,312.00 per annum for the Properties for the period December 1, 2013 through November 30, 2023 as set forth on Exhibit A2. If the Annual Net Rent for the Properties on the date of Closing is not the same, the Gross Price (and therefore the Purchase Price) shall be adjusted accordingly. The Purchase Price shall be paid to Seller simultaneously with the payment by Buyer• of each Contract Price to the owners of the Properties (the "Property Owners"), and Buyer, by accepting the Assignment, hereby agrees to pay the Contract Price directly to the Property Owners, subject to the terms of this Agreement.
(b)"Earnest Money Deposit" shall mean Five Hundred Thousand and No/100 Dollars ($500,000.00) and shall be allocated as set forth on Exhibit Al. The Earnest Money Deposit shall be deposited by Buyer in escrow with Escrow Agent, as defined below, within three (3) business days after the Effective Date, to be applied as part payment of the Purchase Price at the time the sales of the Properties are closed, or otherwise disbursed as agreed upon in accordance with the terms of this Agreement. Seller and Buyer each shall pay one-half of all reasonable escrow fees charged by Escrow Agent for handling the transaction between Seller and Buyer. Any other earnest money or other deposits held with respect to the purchase and sale of the Properties (including, without limitation, the One Hundred Nine Thousand Two Hundred Dollars ($109,200.00) currently held by Chicago Title Insurance Company) shall be paid to Seller at the Closing.
(c)"Escrow Agent" shall mean Chicago Title Insurance Company, whose address is Suite 1325, 1515 Market Street, Philadelphia, PA 19102-1930, Attention: Edwin G. Ditlow, Telephone: 215-875-4184; Telecopy: 215-732-1203; E-mail: ditlowE@ett.com. The parties agree that the Escrow Agent shall be responsible for (x) organizing the issuance of the Commitment and Title Policy, (y) preparation of the closing statement, and (z) collections and disbursement of the funds. Notwithstanding the foregoing, Escrow Agent recognizes that Chicago Title Insurance Company, Attn: Mike Kajfasz, 3131 Executive Parkway, Suite 103, Toledo, OH 43606, has already prepared Title Commitments for the Properties and shall work in conjunction with that office.
3.Leases. The Properties will be subject to those certain Lease Agreements entered into by Buyer, as landlord, and Con-Way, as tenant, described on Exhibits A2 and D.
4.Closing. Closing for the purchases and sale under the PSAs and Contract ("Closing") shall take place on or before Friday, November 22, 2013, or at such other time set forth in the PSAs and Contract. Seller will use good faith efforts to advance the Closing on five (5) days' notice from Buyer. Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to the Escrow Agent. Closing adjustments, other than Rent as described below, shall be made in accordance with the terms of the PSAs and Contract with Buyer being responsible for the obligations of buyer thereunder except the items referred to in Sections 10(a), (b) and (c), which shall be the responsibility of Con-Way.
5.Rent Adjustment. Rent shall be prorated between Buyer and the Property Owners based on the new Leases with Con-Way.
6.Condition of Title. Title to each Property shall be in the condition required by the PSAs and Contract.

7.Inspection Period. Inspection period shall mean the period begiming upon the
Effective Date and extending until 11:59 P.M. EST on November 20, 2013, or the date on which Seller receives written notice of Buyer's waiver of same (the "Inspection Period"). Subject to the last sentence of this Section 7, during the Inspection Period Buyer may review all aspects of the Properties and the proposed occupancy thereof and conduct any and all investigations and inspections of the Properties as authorized by the PSAs and Contract and may investigate any other matters which Buyer deems relevant. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement with respect to any or all of the PSAs by giving written notice thereof to Seller and the Escrow Agent prior to the expiration of the Inspection Period, in which event this Agreement shall become null and void with respect to the applicable PSAs, Buyer shall receive a proportionate refund of the Earnest Money Deposit, and all rights, liabilities and obligations of the parties under this Agreement with respect to the applicable PSAs shall expire, except as otherwise expressly set forth herein. Seller agrees to cooperate fully with Buyer to facilitate the exercise of its rights hereunder, provided, however, and notwithstanding any provision of this Agreement or the PSAs and Contract to the contrary, Buyer shall coordinate all site inspections, requests for tenant information, or other inquiries relating to the Property, the Property Owners, or the tenant through Seller.
8.Seller's Property Documents. Seller has delivered or shall deliver within five
(5) days after the Effective Date electronic copies to Buyer of the documents in Seller's possession relating to the Properties (collectively the "Property Documents") in a Portable Document Format (.pdf). Buyer hereby acknowledges that the Property Documents are being delivered to Buyer solely as an accommodation to Buyer and that Seller is not making any representations or warranties as to the accuracy or completeness of any information contained in the Property Documents, Seller, however, represents and warrants that the Property Documents delivered to Buyer are identical to those received by Seller.
9.PSAs and Contract. Seller shall not amend, modify or alter in any way the PSAs and Contract without Buyer's prior written consent; provided, however, if Buyer terminates this Agreement Seller may terminate, amend, modify or alter the PSAs and Contract without Buyer's prior written consent. Seller shall immediately forward to Buyer any notices received from Con-Way or the Property Owners regarding the PSAs and Contract or the Properties.
10.Brokers. Seller and Buyer each warrants and represents to the other that each has had no dealings, negotiations or communications with any brokers or other intermediaries in connection with this Agreement. In the event that any claim is asserted by any person, firm or corporation, whether a broker or otherwise, claiming a commission and/or finder's fee with respect to this Agreement resulting from any act, representation or promise of Seller or any Property Owner, Seller shall indemnify and save harmless Buyer from any such claim, and in the event any such claim shall be made against Seller resulting from any act, representation or promise of Buyer, Buyer shall likewise indemnify and save harmless Seller from any such claim. This Section shall survive Closing.

11.Conditions Precedent To Buyer's Obligations. Buyer's obligation to pay the
Purchase Price, and to accept title to the Properties, shall be subject to compliance by Seller with the following conditions precedent on and as of the date of Closing:
(a)    Seller shall cause the Property Owners to deliver all of their closing documents under the PSAs and Contract to Escrow Agent in accordance with the terms thereof, substituting Buyer hereunder for buyer thereunder;
(b)    Seller shall cause the Property Owners of each Property to deliver an owner's title affidavit as to mechanics' liens and possession and other matters in customary form reasonably acceptable to Buyer and Escrow Agent;
(c)    Seller shall cause Con-Way to deliver to Buyer fully executed originals of the Leases;
(d)    Seller shall deliver or cause to be delivered to Escrow Agent for delivery to Buyer the following:
A.An Assignment and Assumption of Agreement of Sale for each
Contract in the form attached hereto as Exhibit C; and
B.A settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof;
(e)    Buyer shall receive from Escrow Agent, at Buyer's sole cost and expense, a current ALTA owner's form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for each Property in the aggregate amount of the Purchase Price, dated or updated to the date of the Closing, insuring, or committing to insure, at its ordinary premium rates Buyer's good and marketable title in fee simple to each Property and otherwise in such form and with a survey endorsement and such endorsements as provided in the title commitment approved by Buyer (the "Title Polk ");

(f)    The representations and warranties of Seller contained in this Agreement shall have been true when made and shall he true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing; and
(g)    In the event that any of the foregoing conditions precedent have not been satisfied as of Closing with respect to any Property, Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Seller no later than the date scheduled for Closing, upon which termination the Buyer's Earnest Money Deposit shall be refunded to Buyer, and and with respect to a failure under Sections (a), (b), (c), (d), or (f) above, Seller shall pay to Buyer upon receipt of reasonable documentary evidence of all of the out-of-pocket costs and expenses actually incurred by Buyer in connection with this Agreement, not to exceed $20,000.00, which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof and neither party shall have further rights or obligations hereunder except as to matters which expressly survive the termination of this Agreement.

12.Partial Termination. If Buyer elects to terminate this Agreement with respect to fewer than all of the PSAs during the Inspection Period, the payments and refunds provided for herein shall be based upon the Amounts set forth on Exhibit AL
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13.Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by facsimile transmission or by electronic mail (e.g. email), (ii) delivered in person, (iii) deposited in the United States mail, registered or certified, return receipt requested, or (iv) deposited with a nationally recognized overnight courier, to the addresses set out below, or at such other addresses as specified by written notice delivered in accordance herewith. Notwithstanding the foregoing, Seller and Buyer agree that notice may be given on behalf of each party by the counsel for each party and notice by such counsel in accordance with this Section 13 shall constitute notice under this Agreement,

Addressed to Seller at: And to: And addressed to Buyer at:
Selzer Properties, LLC Brett Setzer
858 Contract Street Lexington, KY 40505 Tel. No.: (859)255-7901
Email:bsetzer@brettcon.com
Jeff Jefferson
Frost Brown Todd LLC 250 W. Main Street
Lexington, KY 40507 Tel. No.: (859)244-3266
Email: jjefferson@fbtlaw.com
Michael Well
AR Capital, LLC
405 Park Avenue,
15th Floor
New York, NY 10022
Tel. No.: (212) 415-6505
Fax No.: (857) 207-3397
Email: mweil@arlcap.com

And to:	Jesse Galloway AR Capital, LLC 405 Park Avenue, 15th Floor New York, NY 10022 Tel. No.: (212) 415-6516 Fax No.: (646) 861-7751 Email: jgalloway@arlcap.com

And Due Diligence Materials (if provided by email) to:
duediligence@arlcap.com

With cds to:	James A. (Jim) Mezzanotte AR Capital, LLC 7621 Little Avenue, Suite 200 Charlotte, NC 28226 Tel. No.: (704) 626-4410 Fax No.: (212) 415-6507 Email: jmezzanotte@arlcap.com or to such other persons or addresses as Seller and Buyer may from time to time designate by notice to the other given pursuant to this Section 13.
14.    Seller's Default. Should Seller violate or fail to fulfill and perform any of the terms and conditions of this Agreement required to be performed by Seller, Buyer, as Buyer's sole and exclusive remedy, shall either (a) exercise any right that Buyer may have to compel specific performance of Seller's obligations hereunder or (b) terminate this Agreement, in which case Seller shall reimburse Buyer for its documented out of pocket expenses, not to exceed $20,000.00 per Property, and the Escrow Agent shall return the Buyer's Earnest Money Deposit to Buyer, in which latter case neither party shall have any further obligations hereunder. All costs and expenses, including reasonable attorneys' fees incurred by the prevailing party, shall be borne by the unsuccessful party in any litigation between Buyer and Seller.
15,    Buyer's Default. Should Buyer violate or fail to fulfill and perform any of the terms and conditions of this Agreement required to be performed by Buyer or fail to consummate its acquisition of any Property, Seller's sole and absolute remedy shall be to retain the Buyer's Earnest Money Deposit as set forth on Exhibit Al for such Property, following which this Agreement shall be terminated and neither party shall have any further obligations hereunder.

16.    Provisions Regarding Deposit; Buyer's Default.
(a)    At Closing, the Buyer's Earnest Money Deposit for such Property or
Properties shall be delivered to the Escrow Agent and credited to the Purchase Price. If this Agreement shall be terminated pursuant to Section 15, Escrow Agent shall deliver the Buyer's Earnest Money Deposit for such Property or Properties to Seller. If this Agreement shall be otherwise terminated, Escrow Agent shall deliver the Buyer's Earnest Money Deposit to Buyer.

(b)Escrow Agent shall be responsible solely for the safekeeping of the
Buyer's Earnest Money Deposit. Escrow Agent shall not be liable to Seller or Buyer for the performance or nonperformance of any term of this Agreement by Seller or Buyer and shall not be required to determine any questions of fact or law. If litigation is commenced involving the Buyer's Earnest Money Deposit or this Agreement, Escrow Agent shall have the right to deposit Buyer's Earnest Money Deposit with the clerk of the court in which the litigation is pending, or if the Escrow Agent is a party to such litigation, to interplead all interested parties in any court of competent jurisdiction and deposit the Buyer's Earnest Money Deposit with the clerk of such court. Any costs and expenses, including reasonable attorneys' fees incurred by the Escrow Agent as a result of the interpleader action, shall be borne by the unsuccessful party to said action, which party shall also be responsible for any costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party.
(c)Escrow Agent shall satisfy the reporting requirements for the transaction contemplated hereby set forth in Section 6045(e) of the Code.
17.Termination. If the closing of any Properties under the applicable PSA has not occurred on or prior to November 26, 2013, Seller may, but shall not be obligated to, terminate this Agreement with respect to any or all such Properties. Upon any such termination, with respect to the applicable Properties, neither party shall have any further rights or obligations hereunder; provided, however that each party shall continue to be liable for any breach of this Agreement prior to such termination; and provided, further, that this Agreement shall continue in full force and effect with respect to any Properties for which Seller has not exercised its right to terminate pursuant to this Section.
18.Miscellaneous.
(a)The headings and captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.
(b)This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.
(c)    Buyer shall have the right to assign its interest in this Agreement without advance notice to Seller, provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder. Buyer shall provide Seller with a copy of such assignment agreement executed by Buyer and such assignee at least three (3) days prior to the date of Closing, which assignment agreement shall contain an express assumption by the assignee of all obligations, covenants and liabilities arising under this Agreement. Buyer is entering into this Agreement for and on behalf of the related special purpose entities set forth on Exhibit Al (each an "Approved Assignee") and intends to assign Approved Assignee its rights hereunder prior to Closing. The notice address for the Approved Assignees is 106 York Road, Jenkintown, PA 19046.

(d)This Agreement contains the entire agreement between Seller and Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale.
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(e)This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.
19.Effectiveness. This Agreement shall not be binding on either party until executed by and delivered to all parties.
20.Confidentiality. Buyer will maintain strict confidentiality of all aspects of this
Agreement including, without limitation, any information obtained through the due diligence process. Except as may be required by law or as may be necessary to evaluate the Property for Buyer's acquisition and financing therefor, Buyer will not divulge any such information to other person or entities including, without limitation, appraisers, real estate brokers, or the Property Owners (until such time as the PSAs and Contract have been assigned). Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Properties to officers, directors, employees, attorneys, accountants, environmental auditors, engineers and other consultants (collectively, "Related Parties") to the extent necessary for Buyer to evaluate its acquisition of the Properties provided that all Related Parties are told that such information is confidential and agree to keep such information confidential. The provisions of this Section 19 shall survive termination of this Agreement and closing under the Agreement.
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IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

Setzer Properties XCW, LLC, a Kentucky limited liability company

By: /s/ Brett T. Setzer
Name: Brett T. Setzer
Title: Managing Director

BUYER:

AR Capital, LLC, a Delaware limited liability company

By: /s/ Edward M. Weil, Jr.
Edward M. Weil, Jr, President